For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
SECOND QUARTER 2007 RESULTS

East Lansing, Mich. (July 20, 2007) - American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $16.3 million or $1.44 per diluted common share for the second quarter of 2007. For the first six months of 2007, the Company has generated net income of $26.8 million, or $2.33 per diluted common share. At June 30, 2007, American Physicians Capital’s book value per share is $24.87 based on 11,082,199 shares outstanding.

The company generated net income of $10.7 million or $.86 per share in the second quarter of 2006 and net income of $19.6 million or $1.56 per share for the first half of 2006.

“We continue to see the positive results of our business strategy,” said President and Chief Executive Officer R. Kevin Clinton. “Our underwriting and claims management efforts are producing strong underwriting results and our conservative, but opportunistic investment strategy is generating a solid return. In addition, we continue to see favorable loss development patterns in our prior year reserves.”

“We repurchased 116,800 common shares in the second quarter and 489,200 shares year to date, which reflects our commitment to effectively manage our shareholder’s capital,” added Clinton.

Consolidated Income Statement
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Direct Premiums Written	$27,847	$32,402	$64,149	$73,923

Net Premiums Written	$26,967	$30,082	$61,861	$69,047

Net Premiums Earned	$34,896	$37,420	$69,928	$74,863
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	25,814	28,674	52,441	57,659
Prior Year Losses	(12,898)	(2,878)	(17,163)	(4,986)
Total	12,916	25,796	35,278	52,673

Underwriting Expenses	7,566	7,734	14,927	15,411
Underwriting Income	14,414	3,890	19,723	6,779
Investment Income	11,152	11,569	22,329	22,672
Other Income (1)	111	1,486	322	1,975
Other Expenses	(1,374)	(1,328)	(2,669)	(2,637)
Pre-tax Income	24,303	15,617	39,705	28,789
Federal Income Taxes	7,970	4,905	12,867	9,214
Net Income	$16,333	$10,712	$26,838	$19,575

Loss Ratio:
Current Accident Year	74.0%	76.6%	75.0%	77.0%
Prior Year Development	-37.0%	-7.7%	-24.5%	-6.6%
Calendar Year	37.0%	68.9%	50.5%	70.4%

Underwriting Expense Ratio	21.7%	20.7%	21.3%	20.6%

Combined Ratio	58.7%	89.6%	71.8%	91.0%

(1)	Includes realized gains and losses

Direct premiums written were $27.8 million in the second quarter of 2007, down $4.6 million or 14.1% from the same period a year ago. For the first six months of 2007, direct premiums written were down $9.8 million, or 13.2%. The declines in direct premiums written were primarily the result of selective price reductions in our major markets. We insured 9,304 physicians at June 30, 2007, down just 1.6% from year end 2006.

Net premiums earned in the second quarter of 2007 were down $2.5 million or 6.7% from the second quarter of 2006 and year-to-date are down $4.9 million or 6.6%. The declines in net premiums earned were not as great as the declines in direct premiums written due to the reinsurance terms in place for 2007 whereby the Company retained a greater portion of loss exposure and ceded less premium.

The 2007 second quarter loss ratio was 37.0% with $12.9 million of positive development from prior accident years. For the six months ended June 30, 2007, the loss ratio was 50.5% with $17.2 million of positive prior year development. On an accident year basis, the loss ratio in the second quarter of 2007 was 74.0%, down slightly from the 76.6% reported in the second quarter of 2006. Year-to-date the accident loss ratio is 75.0% in 2007 as compared to 77.0% in 2006. This accident year loss ratio reflects the strong book-of-business we have developed and our adherence to an adequate pricing and strict underwriting philosophy.

We continue to experience favorable development in our reserves. The number of reported claims in the second quarter of 2007 was 269 down 9.1% from the 296 reported in the second quarter of 2006. Claim severity has remained relatively stable and claims have been settling for amounts below established case reserves. As a result of this better than anticipated claim frequency and severity, prior year reserves have continued to develop favorably. The amount of favorable development reported in the second quarter of 2007 was higher than that recognized in the last several quarters due to the unusually low reported losses (paid losses plus changes in case reserves) in the quarter.

The underwriting expense ratio increased in the second quarter of 2007 to 21.7% from 20.7% in the second quarter of 2006. The 2007 year-to-date underwriting expense ratio was 21.3%, up from 20.6% a year ago. The increases in the underwriting ratio were principally the result of our lower premium volume giving the Company a smaller base to spread its fixed costs. Other expenses in 2007 for the quarter and year-to-date were approximately the same as a year ago.

Investment income

Investment income was down slightly in the second quarter of 2007 and year-to-date. The overall investment yields decreased from 5.46% in the second quarter 2006 to 5.10% in the second quarter of 2007. For the first six months of 2007, our investment yield was 5.11% compared to 5.36% a year ago. During the quarter, we purchased an additional $61.5 million of tax exempt securities. This brings our total tax exempt securities holdings to $267.3 million or 30.4% of our portfolio. We maintained $78.3 million or 8.9% of our portfolio in cash at June 30, 2007.

Balance Sheet and Equity Information

APCapital’s total assets were $1.085 billion at June 30, 2007, down $10.4 million from December 31, 2006. At June 30, 2007, the Company’s total shareholders’ equity was $275.6 million, up from $268.8 million at December 31, 2006. The increase in shareholders’ equity is a result of net income of $26.8 million for the first half of 2007 being partially offset by the Company utilizing $18.5 million of equity to repurchase shares.

Capital Management

The Company has two active share repurchase plans in place with multiple outstanding authorizations:

10b-18 Discretionary Plan

•
November 2, 2005 Authorization --- 15,200 shares repurchased in the second quarter of 2007, 234,800 shares repurchased year-to-date. There are 55,004 shares remaining to be repurchased under this authorization

•	May 22, 2007 Authorization ---up to $15 million under management’s discretion. There has been no activity in 2007 under this authorization.

10b5-1 Plan

•
2006 Authorization --- Carried over $6.4 million unused dollars into 2007. In the second quarter of 2007, the Company repurchased $584,500 and fully utilized the $6.4 million completing the 2006 authorization.

•	2007 Authorization --- $32 million authorized, $3.4 million utilized in the second quarter and year-to-date of 2007.

The share repurchase program remains an integral part of the Company’s capital management program. The Company seeks to maintain an optimal, but flexible level of capital during this softer market cycle.

Stock Split

In September 2006, the Company’s Board of Directors declared a three-for-two stock split of its common shares to shareholders. All prior year share and per share numbers disclosed in this press release are split adjusted.

Conference Call

APCapital’s website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2007 second quarter results on July 23, 2007 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors,” then “Webcasts.” For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 68625176. The replay will be available through 11:59 p.m. Eastern time on July 26, 2007.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, or make statements in the section titled “Outlook,” we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

•
increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

•	our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
•	our exit from various markets and lines of business may prove more costly than originally anticipated;
•	tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
•	if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
•	the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;
•	our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
•	an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
•	a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write;
•	changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
•	our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;
•	the loss of one or more of our key employees could adversely affect our business;
•	unpredictable court decisions could have a material adverse financial impact on our business operations if the amount of the award is expanded beyond the intended insurance coverage;
•	applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders;
•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures
The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance.  The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

###

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data	June 30,	December 31,
	2007	2006
	(In thousands, except per share data)
Assets:
Available-for-sale - bonds	$287,819	$255,001
Held-to-maturity - bonds	502,125	505,572
Other invested assets	9,631	6,476
Cash and cash equivalents	78,275	108,227
Cash and investments	877,850	875,276

Premiums receivable	34,882	43,068
Reinsurance recoverable	109,885	109,013
Deferred federal income taxes	28,227	32,795
Other assets	34,605	35,663

Total assets	$1,085,449	$1,095,815

Liabilities and Shareholders' Equity:
Unpaid losses and loss adjustment expenses	$680,124	$688,031
Unearned premiums	60,673	70,744
Long-term debt	30,928	30,928
Federal income taxes payable	1,903	189
Other liabilities	36,181	37,113
Total liabilities	809,809	827,005

Common stock	-	-
Additional paid-in-capital	23,113	41,106
Retained earnings	249,773	222,935
Accumulated other comprehensive income:
Net unrealized gains on investments,
net of deferred federal income taxes	2,754	4,769
Shareholders' equity	275,640	268,810

Total liabilities and shareholders' equity	$1,085,449	$1,095,815

Shares outstanding	11,082	11,557

Book value per share	$24.87	$23.26

Summary Financial Information
American Physicians Capital, Inc.

Income Statement	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
Direct premiums written	$27,847	$32,402	$64,149	$73,923

Net premiums written	$26,967	$30,082	$61,861	$69,047

Net premiums earned	$34,896	$37,420	$69,928	$74,863
Investment income	11,152	11,569	22,329	22,672
Net realized (losses) gains	(64)	1,336	(66)	1,348
Other income	175	150	388	627
Total revenues	46,159	50,475	92,579	99,510

Losses and loss adjustment expenses	12,916	25,796	35,278	52,673
Underwriting expenses	7,566	7,734	14,927	15,411
Other expenses	1,374	1,328	2,669	2,637
Total expenses	21,856	34,858	52,874	70,721

Income before income taxes	24,303	15,617	39,705	28,789
Federal income tax expense	7,970	4,905	12,867	9,214

Net income	$16,333	$10,712	$26,838	$19,575

Adjustments to reconcile net income to operating income:
Net income	$16,333	$10,712	$26,838	$19,575
Add back:
Realized losses (gains), net of tax	42	(868)	43	(876)

Net operating income	$16,375	$9,844	$26,881	$18,699

Ratios:

Loss ratio (1)	37.0%	68.9%	50.5%	70.4%
Underwriting ratio (2)	21.7%	20.7%	21.3%	20.6%
Combined ratio (3)	58.7%	89.6%	71.8%	91.0%

Earnings per share data:

Net income
Basic	$1.47	$0.88	$2.38	$1.59
Diluted	$1.44	$0.86	$2.33	$1.56

Net operating income
Basic	$1.47	$0.81	$2.38	$1.52
Diluted	$1.44	$0.79	$2.34	$1.49

Basic weighted average shares outstanding	11,135	12,180	11,285	12,288
Diluted weighted average shares outstanding	11,353	12,438	11,501	12,558

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information	For the Six Months Ended
	June 30,
	2007	2006
	(In thousands)

Net cash from operating activities	$26,973	$27,635

Net cash for investing activities	$(38,536)	$(194,960)

Net cash for financing activities	$(18,389)	$(18,150)

Net decrease in cash and cash equivalents	$(29,952)	$(185,475)

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

Reported
Three Months Ended	Claim Count
June 30, 2007	269
March 31, 2007	247
December 31, 2006	267
September 30, 2006	297
June 30, 2006	296
March 31, 2006	308
December 31, 2005	347
September 30, 2005	361
June 30, 2005	401
March 31, 2005	404

	Net Premium Earned (in thousands)
Three Months Ended	APCapital Excluding PIC Florida	PIC Florida	Total
June 30, 2007	$34,896	$-	$34,896
March 31, 2007	35,034	-	35,034
December 31, 2006	37,051	-	37,051
September 30, 2006	37,774	-	37,774
June 30, 2006	37,517	-	37,517
March 31, 2006	37,448	-	37,448
December 31, 2005	39,918	671	40,589
September 30, 2005	39,305	975	40,280
June 30, 2005	39,677	869	40,546
March 31, 2005	41,356	799	42,155

Three Months Ended	Open Claim Count	Average Net Case Reserve Per Open Claim	Average Net Paid Claim (Trailing Four Quarter Average)
June 30, 2007	2,124	$136,200	$69,600
March 31, 2007	2,200	138,800	56,600
December 31, 2006	2,256	137,900	59,100
September 30, 2006	2,347	138,800	57,600
June 30, 2006	2,558	136,300	63,000
March 31, 2006	2,976	120,400	78,800
December 31, 2005	2,991	122,400	75,900
September 30, 2005	3,109	119,100	67,900
June 30, 2005	3,211	116,300	68,200
March 31, 2005	3,344	114,900	65,200

	Retention Ratio
	Six Months Ended June 30, 2006	Year Ended 2006	Six Months Ended June 30, 2007
Illinois	82%	81%	81%
Kentucky	69%	70%	86%
Michigan	84%	85%	87%
New Mexico	83%	82%	88%
Ohio	83%	83%	87%
Total (all states)	81%	82%	86%

Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).